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                                             As filed pursuant to Rule 424(b)(3)
                                                under the Securities Act of 1933
                                                      Registration No. 033-87864



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                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                            VARIABLE SEPARATE ACCOUNT
                 SUPPLEMENT TO THE POLARIS PROTECTOR PROSPECTUS
                           (R-3451-PRO and R-3451-PNR)
                                DATED MAY 3, 2004

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The following replaces the INVESTMENT CHARGES section located on page 26 of the prospectus:

INVESTMENT CHARGES

        INVESTMENT MANAGEMENT FEES

Charges are deducted from your Variable Portfolios for the advisory and other expenses of the Variable Portfolios. The Fee Tables illustrate these charges and expenses. For more detailed information on these investment charges, refer to the accompanying prospectuses for the Trusts.

        12B-1 FEES

Shares of certain trusts may be subject to fees imposed under a distribution and/or servicing plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 0.15% to 0.25% fee applicable to Class B shares of Anchor Series Trust and the Class II shares of the Van Kampen Life Investment Trust is generally used to pay financial intermediaries for services provided over the life of your contract.

For more detailed information on these Investment Charges, refer to the prospectuses for the underlying portfolios.


Date: December 30, 2004


                Please keep this Supplement with your Prospectus.


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